U-HAUL

Moderator: Joe Shoen
June 7, 2007
10:00 am CT

Operator: Good afternoon my name is (Nakisha) and I will be your conference operator today.

At this time I would like to welcome everyone to the Americo Fiscal 2007 Year End Investor Call.

All lines have been placed on mute to prevent any background noise. After the speakers remarks there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad, if you would like to withdraw your question press star then the number 2 on the telephone keypad.

At this time I would like to turn the call over to Ms. (Flachman).

Ms. (Flachman): Thank you for joining us today and welcome to the call.

Before we begin I would like to remind everyone that certain (of the) statements during this call regarding general revenue, income and general growth of our business constituent forward looking statements contemplated under the Private Securities Litigation Reform Act of 1995. And certain factors could cause actual results to differ materially from those projected.

For a brief discussion of the risk and uncertainties that may affect AMERCO’s business and future operating results, please refer to Form 10-K for the year ended March 31, 2007 is on file with the Securities and Exchange Commission.

Participating in the call today will be Joe Shoen, AMERCO’s Chairman and CEO.

I will now turn the call over to Joe.

Joe Shoen: Good morning I’m speaking to you from Phoenix, Arizona, (Jason Berg) will not be on the call today because he is under the weather. However, (Rocky Wardrip) and (Gary Horton) are on the line.

I will give a brief operations overview and then we’re all available for questions.

U-Haul Truck rental revenue remained behind last year for the quarter. The trend on one way dollar per transaction was below last year.

This is partly a one way pricing variance, there was some model mix issues in the first two quarters of the year, but those were corrected by year end.

There was additionally softness in overall one way transactions in the fourth quarter, and that contributed to the one way truck revenue variance.

In town truck transactions were flat most of the fiscal year, but I believe they are on the upswing and will show some gross revenue increases in the first quarter partially offsetting some continued declines in one way revenues.

We continue to implement measures to address one way pricing and transaction growth. I do not expect to see results until the August revenue numbers.

Expenses for depreciation and lease expense came in where we expected, repair expense for rental equipment came in above plan for the fourth quarter.

This is being addressed with the expectation we are back on plan by the second quarter.

Self storage continued to post good results through the year end and I expect this trend to continue.

U-Haul launched its internet based Customer Box Exchange Program, and it began to get some traction in the fourth quarter. This is part of our overall corporate sustainability initiative you can reach this site from U-Haul.com.

We are continuing with an aggressive fleet replacement program and are committed through the fall.

Our purchase contracts have held our acquisition cost fairly level through our present commitments.

Our life insurance and causality insurance companies finished ’07 well, and these trends are continuing in the first quarter.

For the year we invested roughly $648 million in property plant and equipment and net debt is up about $300 million for the year, with actual debt up about $214 million.

Our treasury continues to buy back common, through today approximately 1,225,000 shares for an acquisition cost of approximately $83 million of the $115 million originally authorized has been purchased.

Our cash flows remain strong, and we accomplished some very successful financings over the last six months.

Overall we have a very disappointing drop in earnings that I am working to remedy and have every expectation that I can.

With that I’m going to go ahead and open the call to questions and we’ll just kind of all try to respect each other and not ask too many at a time.

Operator will you go ahead and go to questions.

Operator: At this time I would like to remind everyone in order to ask a question press star than the number 1 on your telephone keypad.

We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from the line of (Ian Gilson).

(Ian Gilson): Probably (Rocky) looking at the fourth quarter last year and the fourth quarter of this year I noticed that the operating expense line as a percent of total rental revenue increased from a 83.7 earning it was - sorry 83.8% last year to 90.3% in the quarter just finished.

This seems to be a little bit more than just an increase in repair expenses, are there any other items in that line item that we should we should be aware of?

Joe Shoen: I’m going to let (Rocky) address it but I want to throw one in before he gets on it.

(Ian) you’re pretty good on utilization, we are over fleeted in the fourth quarter and there is just - that hits every single line of the expense statement, you know it’s everything from insurance to repair to license.

So you can deduce that because you see our fleet numbers and you I told you are one way transactions were behind the prior year.

So with that caveat (Rocky) won’t be able to pull every dollar to make it add up I’ll turn it over to (Rocky).

Rocky Wardrip: I’m sorry (Gary) is going to address the question but (Ian) I would say one thing too, probably if you look back historically too, that we were exceptionally strong last year and our operating expenses were probably below what we would see on a normal basis for that quarter.

(Ian Gilson): Yes that is true however there is still a - the big jump and the revenue - the current actually was not too bad compared to the third quarter comparison.

So you didn’t seem to make up some ground there.

(Gary Horton): (Ian) this is (Gary), when you’re talking about the operating expenses which line are you specifically speaking of?

(Ian Gilson): The OpEx line...

(Gary Horton): Which is...

(Ian Gilson): Cost and expenses, it’s the first cost line and in the first quarter it was a 266.819 million.

(Gary Horton): Okay the most of that was due to the repair in the fourth quarter, and it compared - it was actually up in this fiscal year where it was down last year, that was the primary reason for it being up.

There was a approximately and it also would be offset on other and miscellaneous income, which miscellaneous income was up about $9.9 million, but there is also a $2 million other side, so what you had is a - or our dealers security plan which is a program that we have for our dealers, there was a what I’ll call a true up done up in the fourth quarter showed substantial amount of income which was $2.5 million and then on other expense was $2 million.

So the combination on other expenses of those two basically made up the bulk of the increase in operating expense.

(Ian Gilson): Okay thank you.

(Gary Horton): Mmm-hmm.

Operator: Your next question comes from the line of Mr. (Jim Barrett).

(Jim Barrett): Good morning everyone.

Gary Horton: Good morning.

(Jim Barrett): Joe could you talk a bit about your free cash flow which was obviously very strong in ’07.

I mean how should investors look at that going forward and for ’08 and even ’09 or to say it differently, you know at what point do you envision the investment in the new fleet possibly subsiding and neutralizing?

Joe Shoen: (Jim) I think it’s - still in my mind it’s going to be a driven a lot by what we see by the end of August.

If we don’t see some top line growth, then we’re going to scale back because what we want to do is not just sit here with a bunch of extra equipment basically or underutilized equipment.

And so if there is decision to be made, it’ll be made probably the end of August.

We’re committed in our truck purchases through the fall, but we’re not committed to the rate at which we accept them just to the total volume of them.

And so you can vary the rate and you can substantially change your total amount of acquisitions in a period.

So there’ll be no - everything is pretty much cast in place through the end of August, and after the end of August we have significant flexibility is the way I would answer that question.

(Jim Barrett): Okay - I mean when you look at in demand you are now at over 100,000 trucks, how many of the 22,000 new ones that are coming on stream for this upcoming year will simply replace trucks that are being sold as used as opposed to growing a fleet?

Joe Shoen: Well if everything lines up correctly I don’t want to add a single unit, I might want to defleet, I don’t think I can sell them that fast without just having a fire sale (Jim).

(Jim Barrett): Okay.

Joe Shoen: So I’m going to have to see come the fall you know I’m just going to have to kind of make that judgment.

So the correct economic thing would be not to grow the fleet and maybe depending on what top line revenue says, maybe shrink it back a couple of thousand.

You’ve seen us shrink the fleet before...

(Jim Barrett): Yes, yes.

Joe Shoen: And that has a very, you know it effects the profits very handily but there is more to this of course than just our profits.

But, we’ll be in pretty good position on total fleet really by the end of August, we’re been very, very aggressively adding trucks I think presently we’re adding trucks at a nearly a rate of 500 a week.

(Jim Barrett): Is that right.

Joe Shoen: Or you know putting new units on, your new units are coming on at about 500 a week right now, they’re not all adds, but and I’m talking your new van trucks not pickups.

(Jim Barrett): Right.

Joe Shoen: And so there is a tremendous jolt to that hitting the company which ordinarily is a good positive thing, and I think - it was our judgment we could kind of see we had some idea how things were going to break out you know earlier this spring.

And just weighing everything we think that’s still the prudent thing to do run real hard until the end of August, and then we’ve built ourselves several options and will examine them and do the thing that makes the best most economic sense at that time.

(Jim Barrett): Then finally Joe the - your truck maintenance expense going forward with 22,000 new trucks, is that almost inevitably going to come down?

Joe Shoen: Well boy I surely believe so but I got a pop in the fourth quarter...

(Jim Barrett): Yes.

Joe Shoen: ...and it was a host of things the last thing you want to do in this business is give all my subordinates marching order of cut expenses and maintenance - okay.

(Jim Barrett): Right.

Joe Shoen: Because of something ignorant, so what you have to do is be very, very specific in that direction which is why I indicated I believe I’ll have maintenance back on track in the second quarter, but I don’t think I’m going to have it on track in the first quarter or back to where I wanted it.

Because its just extremely specific, and - or you’ll get people to do something across the board and you can’t do across the board things it’s made famous as you know, the back bone of the whole company, so you have to have your maintenance up.

And so we - what we did two things, we introduced a whole new computer diagnostic system, and it actually bumped average cost of repair in the near term, in other words a truck hits the facility it actually bumps the total amount of expense on the truck.

The theory is that better diagnostics lowers your net cost over a 12 month period. But it bumped it - and it bumped it more than I had anticipated it would bump it for frankly.

So, I would say it should go down, you’re exactly right adding new equipment just ought to be just automatically lower your repair although that didn’t happen to us in the fourth quarter.

(Jim Barrett): Okay thank you very much.

Joe Shoen: Thank you.

Operator: Your next question comes from the line of Mr. (John Sheehan).

(John Sheehan): Thank you, Joe you mentioned that you had seen fairly solid results cost results storage business, I was wondering if you could provide us with your thoughts as to whether the self storage business is being positively or negatively influenced by the slowing single family home sales that is fairly prevalent across the United States at this point?

Joe Shoen: I don’t have an opinion, we all know that - we get a lot of storage in conjunction to people changes residences, that’s a real good thing for us normally speaking.

On the hand I just spoke to someone yesterday and they are selling their home and it’s a tough sale and the first thing the realtor told them was empty everything out of the house go back to - go rent two storage rooms you got to make this thing look more like a model it’s a tougher market.

My guess is that it negatively impacted in some marginal way but not enough that were seeing it, but at the individual consumer level I got to believe that negatively impact it.

If you looked at our total occupancy - our total occupancy is down a fraction and our revenue per square foot is up a couple cents.

And basically we - our pricing team here runs on more or less a revenue optimization - a model and so they are very happy with where we’re sitting.

I’m kind of an occupancy driven person I’m a little more operations driven I would have liked seen another percent or percent and a half of occupancy frankly.

But the people who run that part of our company have had great success with the revenue optimization, and so they just don’t see it having hurt us.

Again we’re a small fraction of the total self storage market I don’t know what are market share is 3% of something like - some - you know very modest thing.

So, we could get a result even though someone else might be impacted, so I don’t have an opinion as to what I haven’t recently studies total market results.

The self storage magazines put out some quarterly information by geographic area on what they get reported to their membership as to what total occupancy is doing, the market still is strong in our experience.

Gary Horton: Joe just to add a few numbers to it you know for the fourth quarter we were up 6.2% in our total revenues as compared to 5.6% and we also were fairly aggressive we had added approximately 5,200 rooms, and 490,000 rentable square feet.

(John Sheehan): Okay, would it be fair to say that you kind of get people on the way up in terms of their economic movement and also on the way down so even it’s more function of movement as opposed to strong economic growth you can get self storage customers in both parts of the economic cycle?

Joe Shoen: I’d sure like to believe it, I just - I don’t want to tell you something - that sounds good to me how does that go that sounds good to me.

I don’t have - I don’t really have definite proof one way or the other on that.

And I don’t think its driving us right now, right now when I hit our locations what’s driving us is the cleanliness in the facility the perceived security of the facility and the customer orientation of our staff and if those are all trending positively we don’t have much problem renting rooms.

Now I’ve been in markets where trending all three of those positively didn’t do anything for us that’s why I would say this is a - still a reasonably strong market for self storage.

Whether its people going downsizing or upsizing I don’t have statistics that tell me that for sure.

(John Sheehan): Right, thanks very much for your comments today.

Joe Shoen: Sure (John) - thank you.

Operator: Again if you would like to ask a question, press star then the number 1 on your telephone keypad.

We have a follow up question from Mr. (Ian Gilson).

(Ian Gilson): The repaired diagnostic system...

Joe Shoen: Yes.

(Ian Gilson): I know that in the past that trucks goes through the independent dealers and should be repaired but not always are repaired until they get to a U-Haul dealer.

Is that still the case or do the independents have access to that diagnostic program, and are there ways to enforce that they do keep those repairs up to date?

Joe Shoen: Yes and we rolled out a computer paced - I won’t say it’s computer diagnostics I think that would be too liberal.

But we rolled out a computer paced inspection program to our dealers in May and we - as you probably are aware, every rental location we have is linked essentially real time to our servers.

So, I have a lot of confidence that by computer pacing this we will get higher conformity with our objectives (Ian).

Basically we have algorithms that read certain indicators on the vehicle and then as soon as you do it there is any movement with the vehicle you receive it in or rent it out or just even inventory it, the computer now prompts you to do certain behaviors.

And we’ve on many programs we found that to be very successful prior to this we had a system based on time intervals only and at this time interval XY or Z was supposed to be done at whatever level in the company - or in the dealership organization the unit was located.

This is a - I think is going to get higher participation and so it’s a good thing - it might cost us a little bit of money we were actually up significantly in the fourth quarter in what we call third party repairs, in other words we weren’t just up in repairs at our facilities were up at repairs with third parties which would include dealers, and we were up very substantially there.

So it’s kind of a - you just kind of walk into it and we’re going to - we’re feeling our way around we don’t want to just open ourselves up to endless billing because we’re an income opportunity.

We want to get the right maintenance done at the right time interval and the right condition of the equipment, and I think our - well I’m confident what we rolled out will improve that a little bit, just what impact it’s going to have on expenses through the end of this quarter my guess is its going to be a little big negative still through the end of this quarter.

If our projections hold out - and those are extrapolations based on small - much smaller samples, we’ll start to maybe see that level out, or maybe even get some of the decline that (Jim Barrett) talked about that we ought to see you know going into the second half of the year.

Actually there is certainly overall our fleet literally as requiring less maintenance on a miles traveled in age of a vehicle kind of algorithm, then it required last year.

Yet our expense - our dollars paid out is up so - yes I think we’re getting better customer service - long term better customer service which is you know, more reliable a piece of equipment or a cleaner piece of equipment long term that all accrues to the company in a positive way in our consumer franchise.

So, it’s not that the money has just been thrown down a garbage disposal, but you know you can have too much a good thing too, so we’re just having to kind of walk in to it.

(Ian Gilson): Okay, the next question versus the real estate...

Joe Shoen: Yes.

(Ian Gilson): That is not a sort of a smooth expenditure.

Joe Shoen: Right.

(Ian Gilson): And it’s quite significant when it does occur.

Joe Shoen: Yes.

(Ian Gilson): What are we looking at going forward for the year?

Joe Shoen: (Gary) do you have (Rocky) - did you have that I don’t have that in the top of my - front of my brain.

(Gary Horton): I think what we shown is looking going forward and thought it was about $80 was $85 million?

Rocky Wardrip: I thought the (K) had a $80 million number.

(Gary Horton): Yes.

Joe Shoen: I think (Ian) that number is in the ball park barring we get some big opportunity some portfolio becomes available.

You know that’s been a dream of mine we got a good portfolio once in the last 20 years a big one, it’s possible to get a big one, I wouldn’t hold my breath because that market is pretty over heated still.

We continue to look everyday at properties, I think the $80 million is probably pretty reasonable but it may come all in the third quarter or something like that you know.

(Ian Gilson): Yes you know I think we understand that.

Gary Horton: Yes (Ian) and Joe that also includes the construction where we have several projects going right now, so it wouldn’t all be acquisition, it would be acquisition and construction, at have new locations

(Ian Gilson): Okay on the (eMove) website...

Joe Shoen: Yes.

(Ian Gilson): How we doing how many participants do we now have is that a positive generator in shall we say significant or is relatively small?

Joe Shoen: Not significant in total dollars, its positive it continues to grow it’s definitely building our franchise and we’re definitely continuing to bond better with people in the self storage business.

So there is two things on that site, one is what we call the Moving Help - that is the most clearest generator of gross margin and we’re actually you know, we’re making money there I can’t quote you a number it’s not a - you know some big huge sum but we’re positively making money very clearly every quarter.

On the (eMove) site in general which is where we continue to build alliances with people throughout the self storage business, we see steady growth the best measure of that in my mind is how many of these people adopt our software to run their facilities and that number continues to grow.

And when they adopt our software is when we can really do the most to cooperate with them in terms of sharing reservations, sharing advertising cost and things of that nature.

So, that’s where there is some economics come in.

So my answer is yes it’s continuing to go at the point it’s you know a relatively decent amount of money I’m sure that the (Jason) and his team will lobby for us to break it out individually.

I can tell you for sure that the moving help is contributing - it has probably for maybe 20 or 24 months contributed positively to the overall finances of the company.

The moving help is much more affirmable because of the cost occur in multiple locations and it’s not as easy to segregate your cost versus your income.

But strategically speaking I remain very, very convinced that’s a - heading us in the right direction.

(Ian Gilson): Okay, yes final question - it’s very close to the Mexican border, and occasionally my wife and I go over there for dinner and I have on a number of occasions seen U-Haul trucks in Mexico, any plans for geographical extensions?

Joe Shoen: (Ian) I do not think so, although you’re right the equipment continues to go south of the border as you are probably aware Mexico has really two borders, they have a...

(Ian Gilson): Twenty five mile - yes.

Joe Shoen: Yes so you’ll see very few of our trucks penetrate the second border.

When the penetrate the second border...

(Ian Gilson): There is a tax to be paid.

Joe Shoen: Yes and our truck may not be coming back, so we’re not real keen on the truck going past that second border.

At the same time we sale a tremendous number of trucks in our for sales fleet to go into Mexico. But when you see them they should not have - be displaying the U-Haul name.

So, but they’ll look at a U-Haul until you look at the second time well the name is not on the truck you see.

So as a for sale market Mexico remains a wonderful place for us to sell trucks. As a rental market I don’t see us going into that in the near term.

Ultimately we’ll have to go there I don’t think there is a doubt - do you?

I mean the border is just becoming more fluid all the time.

(Ian Gilson): Well and you’ve got a lot - I say a lot of people it used to be everybody used to go from the US into Mexico to buy, but now with people like Wal-Mart and Costco opening up in the borders towns, you see a lot of reverse traffic if you like of people coming over and you know they are carting a hand carts and loaded down with things, and could be small furniture.

Joe Shoen: Yes it’s a good business opportunity, I think you could reasonably expect us to do that a point, I don’t see us there in the next 18 to 24 months.

(Ian Gilson): Okay, great thanks very much, thank you for the call.

Joe Shoen: Thank you (Ian).

Operator: Your next question comes from the line of Mr. (Ross Habosen).

(Ross Habosen): Good morning gentlemen how are you?

Joe Shoen: Good thank you.

(Ross Habosen): I know I’m a little late, I was wondering what your prognosis is on the pricing front is Budget moderating there, there aggressive stance or do you see that perpetuating as you get into your busy season now?

Joe Shoen: They are continuing to perpetuate it although you can see differences regionally and we don’t have any communication with their pricing people. And I can’t honestly tell you how they have that organized so that some zone has authority, or whether it’s all done nationally.

It appears to be - but they are doing it in some of a zone pattern and we’re seeing some variances by zone our plan that we have worked on through the fall and our now launching are to basically attempt to make their moves irrelevant.

And we’ll see how successful we are with that as we head in through July I think we’re going to get some feedback for the marketplace.

We have some different things were doing that we think will allow us to regain price leadership the way we would like to function in those marketplaces that we act as the price leader.

And avoid 3% or something above Budget then so be it the customer will make their decision and we’re confident we’ll get the vast majority of the business because we just have so many other positives.

So, our intent is to be price leaders by the end of July and then we can have a bunch of very specific things that I don’t want to share with the Budget organization, but I think will allow us to do that by then.

And should we be successful it would be my hope that we would see a positive variance in - at least to the present in both transactions and revenue per transaction.

But you know the proof will be in the pudding and that’s kind of where we’re at right now.

(Ross Habosen): And I know you spoke about in the past possibly shedding the insurance companies or - have you ever - have you given in additional thought to that option?

Joe Shoen: Sure we’ve set up a property casualty captive in Nevada which gives us some flexibility for three or four different possible scenarios.

Both companies are healthy right now which means should you decide you’re going to do something you’re not just going to go get you know - get a big hair cut.

At the same time our casualty company has some long tail workers compensation business that there is no satisfactory actuarial consensus if that makes sense.

In other words everybody kind of wants to hold their cards close to their vest.

And so, were we to try to sell that today, we would probably get a hair cut because of that. We don’t believe that a hair cut is merited and so my expectation is that we’ll continue to run off that business because its going to get highest net for the company on any sort of you know a analytical view.

(Ross Habosen): As opposed to taking a big hair cut in a possible sale.

Joe Shoen: Right it just - and it has to just really with one line of business and it’s just because the - while the actuaries are all you know happy that we have the correct amount of reserves, when you go a see a potential buyer there is enough uncertainty in that and I think in workers comp in general because it’s kind of a social issue not, just an actuarial issue, that nobody wants to take that risk on unless they build in a heck of a big margin.

And so every year that business becomes more certain as to all insurance products as time goes on of course development comes in and you can - you’re everyone has greater consensus on the estimate.

That and depending on maybe we’ll find somebody who is a little bullish on it, or is trying to build their book of it, and find the right person, I don’t think that there is not doubt that we would sell that book of business and maybe more.

Because we have an active captive now in Nevada we wouldn’t put ourselves in a big pinch, but on the other hand I don’t want to mislead you that we’re in negotiation or something of that nature because we’re not, we’re just securing a lot of options, and then we’re just watching how things develop.

(Ross Habosen) And could you just tell us on a - I guess on a unit basis, on the self storage, how many of the self storage units are marginal or losing money today?

Joe Shoen: By location?

(Ross Habosen): Yes - or you know just, you know give me a good a general number you know.

Joe Shoen: Well that’s a very interesting question on a cash flow to historic cost maybe I got 10 of them out of a thousand.

(Ross Habosen): Okay.

Joe Shoen: And it will all be the brand new ones.

(Ross Habosen): Sure.

Joe Shoen: And the reason is there are three years to most of those are three years honest to God before they are really cashflow positive.

On a historic cost basis of course the problem is that historic cost is irrelevant, and so everybody is doing some sort of a cap of your present earning capability.

And so it’s not a straight forward question to answer.

I would say if you are - lets say me, U-Haul has a about a 1,050 storage locations, and I think you very much can interpret occupancy back in, because occupancy kind of drives occupancy and rate drives caps.

(Ross Habosen): Right.

Joe Shoen: Okay, so anything that’s probably about 65% occupied that you’ve had for lets say five years is probably cash flowing negatively on any fair analysis.

Maybe I have 20 stores like that, maybe I don’t have that list in front of me, it’s a very modest number of stores.

And I would say that anything that is above 85 is without a doubt cash flowing positive. There is kind of you know I’ll say a little bit of a gray area between 65 and 85 depending on what assumptions you put in.

Our whole portfolio is above 85% and on historic cost basis our whole portfolio just you know just looks great.

But again historic cost is kind of irrelevant because it all Caps back. An interesting thing is whenever we do appraisals or we cap in the marketplace - the marketplace discounts any product above 90% essentially a 100% discount.

So if I’m running say 92% - well today I have about 100 stores running 94% or above. The market discounts flows back to 90% occupancy whenever it values them.

So as we talked about a little earlier, our people who really manage this at the detailed level work kind of a revenue optimization model and their point is something south of 90% for occupancy.

And so along with a answer which is maybe I got 20 stores that you could fairly say are really losing money I don’t think its more than that, but any store that’s much below 85 is a significant disappointment to me.

And so if I was working an area and you know we had lets say the whole geographic region is averaging 83% occupancy or something, I’d be pretty much up in arms with my area management because I think we’re absolutely sub optimizing.

And on the other hand whenever the local management gets it above 90% the financial market discounts it - I kind of like them above 90% the financial market discounts them.

So some where’s in that 85 to 90 is what’s really the operating range...

(Ross Habosen): They discounted above 90 because the assumption is that it’s an unsustainable level of occupancy and 90 is really you know what is the long term sustainable number?

Joe Shoen: (Gary) I’ll let you answer that question, you’ve had that discussion I haven’t.

(Gary Horton): Yes what really happens is they have in their models and everything else that 90% is what they are willing to underwrite.

(Ross Habosen): Okay.

(Gary Horton): And it’s really underwriting criteria has very - there isn’t much more reason than that said and they will not - the other part of it is with other income they will also discount that will they do a financing because they are - they have underwriting criteria by the rating agencies that say certain things.

So that’s what really kind of governs the whole refinance in the finance market.

(Ross Habosen): Okay, thank you guys I appreciate it.

Joe Shoen: Thank you I might put a plug in for (Gary) and his team while we’re waiting for the next question on our refinancings as we’ve done a number of financings over the last six months and we recently I believe press released a financing we did on rental trucks is basically an asset backed financing that I think is one of the very first asset backed financing of trucks and it’s - it could give us access to a market that is very deep and the financing one out credit enhanced at a Triple A level.

So I think it’s probably a very good paper in the market and we’ll reflect well on the company for several years.

(Gary Horton): Yes I think from that one Joe you know (Rocky) is the one who has lived and breathed with that one and what it has done, and if there is any questions I’m sure he could answer them - that gives the company more flexibility and creates a much higher level of competition for pricing between the debt market, the actual straight loan the ABS and the lease market.

And what it basically does is brings them all into together so we’re able to utilize those different sources to lower our cost while financing that equipment.

Operator: Your next question comes from the line of Mr. (David Post).

(David Post): I’ve got two questions, one the insurance operations had a real nice turn in profits in the quarter, and I think that combined ratio for the business is a weak 10% with the (unintelligible).

It looks at though deferred acquisition cost (DAC) reduction was a primary driver of that.

Can you give me an idea - the extent, you know what’s the cause of that and to extent to which that is going to continue.

Joe Shoen: Well I think and (Gary) you jump in - but I think that deferred acquisition cost that they all call “DAC”, that is driven, it’s the inverse of how much you sell.

So when you have a great year or great quarter and you sell a lot of policies it runs up your DAC when you don’t it bring it down.

And in fact we probably (unintelligible) by intent but really the number I think that you’re talking about was really driven by Oxford.

Oxford kind of buys what the market opportunity was, it was exiting a line of business that didn’t relate to the senior market which is kind of the where they see their niche.

And so they actually have less net sale, and that’s what hit DAC. So, it’s not necessarily a cause for applause or a cause for grief, it’s just kind of a way it rolls out (David).

Gary Horton: I would add to that one also as you probably read through different means the insurance companies rating were very low which actually had - gave them a problem on writing new business which I’m you know happy to say that both of them have been upgraded and the life insurance has been upgraded to - where it can really return to writing its form of business.

(David Post): So you’re saying that the DAC numbers assuming that you’re able to start writing more business because of that - that change will probably return to the level of that they were previously.

Joe Shoen: We (unintelligible) co-op I don’t it’s a mathematical relationship it’s not, it’ll vary exactly with the business.

And so yes if we write more business you’re see DAC go up a little bit, but it shouldn’t be a cause for alarm if it goes up a little bit.

But for the GAAP treatment it’s a you know, it’s a negative GAAP treatment.

Gary Horton: I actually think (Rocky) who sits on that board has a couple good comments on that.

Rocky Wardrip: Yes there are a couple things too some of that would be associated with the annuity business with the flatness of the yield curve right now it’s not necessarily a great time to be writing annuity business, so we shouldn’t see any impact on that.

Additionally over the last couple of years that number has probably been somewhat higher than you would normally expect just from surrender activity which was partly related to the ratings of Oxford at the time, and shorter activity slowed down in the current year.

(David Post): Okay, and one other question.

Joe Shoen: Go ahead.

(David Post): One other question and that is I don’t have the numbers in front of me - but I think this is right that “Net interest and other income” for the quarter was a fairly substantially versus prior year as well as the prior quarter.

And there was something in the K that was just released about a change in accounting policies for residual values of trucks that was kind of a one time truck and as a result you didn’t restate prior financials.

Is that the reason for the large increase there, is there some other reason? And again same question is that something that’s going to be sustainable for increase and just another income?

Joe Shoen: (Gary) or (Rocky) why don’t you take that.

Rocky Wardrip: Can you clarify for me the specific line you’re referring to relative to your increase?

(David Post): Yes I apologize, I’m traveling right now so I’m just going from memory. But I think the number was “Net interest and other income” I think was $18 million in the quarter versus I think about $14 or $14.5 million in a year ago quarter and about $13 million in the prior quarter - I think that’s the number.

Gary Horton: One of the things that you look at is we did have higher borrowings in the fourth quarter this year versus last year.

Gary Horton: Income.

Gary Horton: Oh income - did you say income?

Excuse me, did you say income or expense?

(David Post): Income.

Gary Horton: Okay.

Gary Horton: Bear with us a little bit.

(David Post): Sure.

Joe Shoen: So I think you see - sounds to me (Gary) like (David) is looking at “Net investment and interest income” which is...

Gary Horton: Is primarily the insurance company.

Joe Shoen: Eight three in ’07 an 14.2 in ’06.

Rocky Wardrip: Yes roughly it looks like about 2.8 million of that was probably as a (unintelligible) and it was due to an increase in short term rates and the sale of real estate?

Gary Horton: Yes they received some of their notes got paid off and they received kind of a like a one time pop where they had cash and they have been able to get higher returns on their investments - so.

(David Post): Okay.

So you’re saying $2.8 million of that increase was essentially a one time item?

Gary Horton: I think that was the case...

(David Post): And then the last question is, the depreciation was up to I think $56 million in the quarter.

Can you give us any idea of how that’s going to change from here does it kind of stay at that level does it rise or - I understand that it will fall over time, but when does it peak.

Gary Horton: (Rocky).

(Rocky Wardrip): Well doing that the first year that we add vehicles and we adding a tremendous amount that we purchased for our own account this year - at least from the first accounting year perspective, the depreciation is roughly about 16% of its original cost of the equipment, that number falls to roughly 13% in year two, 11% in year one.

Now the financing program that we just completed with the securitization - all of those units will be acquired - the box trucks that we’re scheduled or aware of right now roughly 10.4 or 10,400 of 13,400 will be acquired so we’ll some depreciation on those units.

And the pickup and cargo van program really won’t be impacted significantly as far as their depreciation goes but we’ll see more units coming on, that will be depreciable units.

Joe Shoen: (Rocky) this is Joe I kind of see that a little more graphically, and you correct me if I’m wrong, but for about the first 18 months this is going to post higher expenses than if the same truck had been leased?

(Rocky Wardrip): That is correct.

Joe Shoen: Then going out 18 and beyond it will go flat for a little bit and then it’ll decline a little bit.

So, it’s really a combination of the curve on an individual truck, and then how many trucks we acquire in each year. So if we continue to acquire at this same aggressive pace this number won’t normalize for maybe three years of we continued at this aggressive pace which we won’t.

But in the year we’re in can we give (David) an indication of we expect to see this continue to ramp up through the third quarter or into the fourth quarter can you be more specific at all?

Rocky Wardrip: I would expect particularly maybe during the first two quarters of the year that we’ll be at a higher level and then it should moderate.

(David Post): Okay, that’s very helpful thank you.

Operator: Your next question comes from the line of Mr. (Mike Nicholas).

(Mike Nicholas): Hi gentlemen how you doing?

To touch on I guess a few other questions that people had alluded to before and this really to the self storage segment.

We’ve conducted a lot of appraisals here I guess to the extent possible and could probably say to the high degree of confidence that the self storage segment itself is probably worth roughly your market cap today.

And I guess from your perspective I just wanted to get an idea of what the long term strategy was for that segment and you know how are you going to get the market to recognize the actual value there, whether it’s through any partial monetization or any other sort of spin off or structure in the future?

Joe Shoen: Well I’ll poke at it (Gary) and then maybe you jump in.

(Gary Horton): Sure, sure.

Joe Shoen: As from a very near term what (Gary) has done has used to enter into a series of asset back financing to just basically put us in a less risky position, I guess I don’t maybe a positive way to state that, but put is in a position where we’re able to ride out a trough.

(Mike Nicholas): Mmm-hmm.

Joe Shoen: So that’s one way, but that doesn’t drive to the share price which I think is closer to what you are alluding to...

(Mike Nicholas): Right, and really just the actual intrinsic value of that self storage segment, and you know what you guys plan to do to actually have the market recognize the value that you have there.

Joe Shoen: (Ian) alluded to it, we’ve been driving now for over three years on what we call a storage affiliate program our (eMove).

We believe for anybody to get real recognition out in the market place, and particularly with a portfolio like we do the - is each side is mixed.

(Mike) if you were actually at our site you’d see trucks, trailers, self storage boxes all the same site.

(Mike Nicholas): Right.

Joe Shoen: ...common management.

So it doesn’t just segment off like you know you can peel it off or it’s just a - you now departmental it out and cap it out, it doesn’t exactly do that.

(Mike Nicholas): Sure.

Joe Shoen: But our strategy has been to drive towards consumer awareness, attempt to continue to treat this like a consumer brand of product, and hopefully create the support of the marketplace for the higher values.

And of course at the same time we have to make the earnings come true.

(Mike Nicholas): Yes.

Joe Shoen: So you know I mean it’s not totally a subtle job it’s mostly a performance job, and I told people last year at this time that my objective and we have set our standard at 90% occupancy not at 85% which is really what most of the industry is.

(Mike Nicholas): Right.

Joe Shoen: And we don’t quote numbers like you know a normalized stores or - we quote an all in number when we quote a occupancy number, its everything including the kitchen sink, because that’s what are investors are paying for.

(Mike Nicholas): Yes.

Joe Shoen: They are not paying for same store numbers they want to know what’s their total situation.

So we are experiencing a better occupancy than any major player in the business.

And I believe it’s the combination of the truck rental driving occupancies that will ultimately allow us to in a sense overcome the disability of the - we are in the truck rental business if that makes sense?

(Mike Nicholas): Yes.

Joe Shoen: And so we’re going to have to realize that I think we’re going to have to run above market occupancies.

And I believe I - as I mentioned earlier I have 100 stores above 94% today, I know why they are running better occupancies and that leads me to believe I can do that at more locations.

And that’s what I’m driving on, my yield management people continuing throw rate increases at me and I accept that.

But at the same time I think even with rate increases we should be able to drive at that 90% occupancy across the portfolio. And when we do that we’ll realize I think you’ll see it kind of flow through in a way that’s recognizable by investors.

I don’t think you’re going to see investors just say well gosh they have X number of rooms and X square feet and that would cap out as you know - if you compared it straight up to a REIT that’s X dollars and therefore we support that valuation of their stock because they have to see sort of a income or performance behind it.

And the way I intend to do it is through brand awareness and then driving overall occupancy.

Gary Horton: The other one is just a follow through as we are able to accomplish this over a period of time.

When we go through and refinance we will pull out a fairly substantial amount of non taxable cash - we won’t pull it out per say.

But then what we’re able to do is take that and reinvest it into the business and leverage off of that.

So the key thing about it is what you do, is you basically go through - you will get close to the same valuation cap rate when you finance - refinance.

(Mike Nicholas): Sure.

Gary Horton: Now they have other things which you know hair cuts, you know debt service coverage and...

(Mike Nicholas): Yes.

Gary Horton: ...(unintelligible), but what you’re able to do is pull out a substantial amount of cash, and then basically take that and acquire more storage.

So there are ways that internally that you can grow the business from that standpoint.

So I think that that kind of the combined strategy at least from my side of the desk on the financing side is to take the improvements that we have.

(Mike Nicholas): Mmm-hmm.

Gary Horton: Add to - because we do get a fairly substantial portion of the moving and box sales now into our valuation which allows us to grow the business further and add more trucks - trailers and everything else.

(Mike Nicholas): Sure.

Gary Horton: You know if you take a look at it we added $648 million worth of assets and our debt went up $214 million.

(Mike Nicholas): Right.

Gary Horton: So the rest of it has come through the business.

Mike Nicholas: Yes and even monetizing select parcels of the self storage space, I know you guys hold some very, very land in some very metropolitan areas that I think you know are - could be obviously carrying the books at well south of what the fair market value would be and would obviously free up cash and allow you to buy self storage in I guess very adjacent markets as well.

So would that be an area that you guys would consider as well?

Gary Horton: Outages what you can do is you can kind of have your cake and eat it too.

(Mike Nicholas): Mmm-hmm.

Gary Horton: Where you can actually take and finance some of that value and still rise the upward wave of it.

(Mike Nicholas): Right.

Gary Horton: So you know its one of those, it gives you a great deal of comfort going forward that you have you know the ability to finance and refinance and be able to cover those.

So it’s a - it’s there are good some parcels out there but we’re able to do that.

(Mike Nicholas): Right - and I want to congratulate you guys too on what I thought is the best easy (consumer) cash throughout the quarter and that was the share repurchase.

So, thanks and that’s all my questions.

Operator: This concludes the allotted time for the Q&A session, do you have any closing remarks sir?

Joe Shoen: Yes again this is Joe, I want to thank everybody for their support we’re going to continue to do our best to run the company I remain very positive towards the team we have in place we have a highly motivated group of people.

Every single person has been with the company more than a year, is a participant in ownership to our employee stock plan and as some of you know we have a tremendous amount of 10 year people, and by the time they’ve been here 10 years that’s a significant thing to them, and it factors I think positive I think in their decision making which benefits all of us.

So thank you again and look forward to talking to you next quarter.

Operator: This concludes today’s conference call you may now disconnect.

END